Exhibit 23.3

April 20, 2009

The Directors
KongZhong Corporation
35/F Tenda Plaza,
No. 168 Xiwai Street,
Haidian District, Beijing, China
Post Code: 100044

Subject:                      WRITTEN CONSENT OF AMERICAN APPRAISAL CHINA LIMITED

We hereby consent to the references to our name and our financial appraisal reports, dated May 15, 2006 and addressed to the board of directors of KongZhong Corporation, and to references to our valuation methodologies, assumptions and conclusions associated with such reports, in the annual reports on Form 20-F of KongZhong Corporation and any amendments thereto (the “Registration Statements”) filed or to be filed with the U.S. Securities and Exchange Commission. We further consent to the filing of this letter as an exhibit to the annual report on Form 20-F for the year ended December 31, 2008.

The Reports relates to valuation of acquired intangible assets (the “Intangible Assets”) of Sharp Edge Group Limited.  In reaching our value conclusions, we relied on the accuracy and completeness of the financial statements and other data provided by KongZhong Corporation and its representatives. We did not audit or independently verify such financial statements or other data and take no responsibility for the accuracy of such information.  The Company determined the fair value of the Intangible Assets and our valuation reports were used to assist KongZhong Corporation in reaching its determinations.

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder (the “Act”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act.

Yours faithfully,

/s/ American Appraisal China Limited

AMERICAN APPRAISAL CHINA LIMITED